Exhibit 10.16

MANAGEMENT AGREEMENT

THIS AGREEMENT (“Agreement”), by and between the Federal Home Loan Bank of Des Moines, a federally chartered corporation (“Company”), and Steven T. Schuler (“Executive”) is effective as of July 10, 2007 (the “Effective Date”). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

The parties agree that Executive’s employment with the Company is “at will”, and except as provided below, in the event of Executive’s termination of employment with the Company for any reason, the Company shall have no obligation to Executive (except as may be provided under any employee benefit plan sponsored by the Company in which Executive was a participant).

The Executive’s employment hereunder may be terminated by the Executive for Good Reason upon written notice. For purposes of this Agreement, “Good Reason” shall mean (1) diminution in Executive’s title, (2) the assignment of duties to Executive that are materially and adversely inconsistent with Executive’s position, (3) any material diminution in Executive’s authority, responsibility or reporting lines, or (4) material reduction in Executive’s Base Salary. If (1) Executive provides written notice to the Company of the occurrence of Good Reason fifteen days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason, (2) the Company fails to correct the circumstances within thirty days after receiving such notice, and (3) Executive resigns fifteen days after the Company fails to correct such circumstances, then Executive shall be considered to have terminated employment for Good Reason for purposes of this Agreement.

The Executive’s employment hereunder may be terminated by the Company with or without “Cause.” For purposes of this Agreement, “Cause” shall mean that Executive:

(i)	shall have been convicted (or pled guilty or nolo contendere) to a felony or other crime involving moral turpitude;

(ii)	shall have committed willful acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill, or business monetarily or otherwise;

(iii)	shall have a willful and continued failure to perform his material duties; or

(iv)	shall have violated the Company’s policies regarding sexual harassment, discrimination, substance abuse or the Company’s Code of Ethics to the extent such acts would provide grounds for a termination for Cause with respect to other employees.

The following provisions describe the obligations of the company to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

a.	Termination by the Company for Cause, by the Executive without Good Reason, or due to Death or Disability. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, or due to the Executive’s death or disability, he shall be entitled to his base salary and accrued vacation through his date of termination and all vested benefits under the terms of the Company’s employee benefit plans, subject to the terms of such plans.

b.	Termination by the Company without Cause or by the Executive for Good Reason. In addition to the items in (a) above, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, he shall be entitled, upon execution of a release of claims (exclusive of claims for indemnification or under Company benefit plans) in a form acceptable to the Company without subsequent revocation within the period described in such release, to severance payments, in lieu of any other severance benefits, equal to the Executive’s base salary for the full calendar year in which the date of termination occurs plus the minimum total incentive compensation under the Company’s annual incentive compensation plan in which the Executive participates for the calendar year in which the date of termination occurs, prorated as of such date. The base salary amount and the minimum total incentive compensation amount shall both be paid in a lump sum within ten (10) days of the date the release becomes effective.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.

The Company may terminate this Agreement with the Executive upon giving the Executive notice of termination at least one year prior to the effective date of the termination.

This Agreement is executed as of the dates written below.

FEDERAL HOME LOAN BANK OF DES MOINES

By: /s/ Richard S. Swanson
Richard S. Swanson, President and CEO

Date: July 10, 2007

EXECUTIVE

By: /s/ Steven T. Schuler
Steven T. Schuler, Chief Financial Officer

Date: July 10, 2007